Exhibit 99.(p)(6)

Pacific Life Fund Advisors LLC

Investment Adviser’s

CODE OF ETHICS

Effective

March 1, 2026

Pacific Life Fund Advisors LLC

Code of Ethics

table of contents

I.		INTRODUCTION	2
II.		Why AM I Subject to the code?	3
III.		STATEMENT OF GENERAL PRINCIPLES	3
IV.		PROTECTION OF NON-PUBLIC INFORMATION	5
	A.	Confidential Information	5
	B.	Material Non-Public Information	5
	C.	Insider Trading	5
	D.	Restricted List	5
V.		WHAT ISN’T SUBJECT TO THE RESTRICTED LIST, PRECLEARANCE, AND REPORTING REQUIREMENTS?	6
	A.	Exempt Securities	6
	B.	Exempt Accounts	6
	C.	Exempt Transactions	7
VI.		What should i do before i trade a security?	7
	A.	Preclearance Requirements	7
	B.	How do I Request Preclearance?	8
	C.	Blackout Periods For Securities Requiring Preclearance	9
VII.		WHAT DO I NEED TO REPORT?	9
	A.	Initial Reporting for New Access Persons	9
	B.	Quarterly Report of Securities Transactions	9
	C.	Annual Report of Securities Holdings and Accounts	9
	D.	Disclosure of New Reportable Accounts	10
	E.	Maintaining Accounts with Approved Brokers	10
	F.	StarCompliance Exceptions to Electronic Feeds	10
VIII.		WHO CAN HELP ME WITH QUESTIONS?	10
IX.		REPORTING VIOLATIONS OF THE CODE	11
X.		REVIEW AND ENFORCEMENT	11
	A.	Review	11
	B.	Enforcement	11
XI.		CONFIDENTIALITY	12
XII.		TRAINING	12
XIII.		REVISIONS TO THE CODE	12
APPENDIX 1. GLOSSARY			14
APPENDIX 2. CONTACTS			20
APPENDIX 3. APPROVED BROKERS			21

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I.	INTRODUCTION

Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”) is a registered investment advisor with the Securities and Exchange Commission (“SEC”) and is regulated by the Investment Advisers Act of 1940, as amended (“Advisers Act”). PLFA has adopted the Investment Adviser’s Code of Ethics (the “Code”) as a standard of conduct for its personnel.

Rule 204A-1 of the Advisers Act requires investment advisers to establish, maintain and enforce a written code of ethics, and specifies the minimum requirements to include in the code. The code must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

The Code is designed to meet regulatory requirements1, and prevent conflicts of interests, or the appearance of such conflicts, with regard to Supervised Persons2 and others designated as Access Persons owning or engaging in transactions involving Securities3.

Employees of Pacific Life Insurance Company (“Pacific Life”), including subsidiaries and affiliates, are also subject to Pacific Life’s Code of Conduct (located on the Pacific Life Corporate website Splash and in StarCompliance). The Code supersedes when there is a conflict between a standard established by a Pacific Life Code of Conduct policy and a standard established by the Code.

The Code doesn’t attempt to identify all possible scenarios or circumstances that are conflicts of interest. The Code doesn’t ensure literal compliance with each specific provision and doesn’t necessarily shield you from liability for personal trading or conduct that violates a fiduciary duty to our Clients. You are expected to follow the specific rules and the spirit of the Code. Violations of the Code can result in personal sanctions, including termination of employment.

1 The Code has been developed to meet regulatory requirements, including Rule 204A-1 of the Investment Advisers Act of 1940, as amended and Rule 17j-1 of the Investment Company Act of 1940, as amended.

2 Supervised Person is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

3 Hyperlinked Words are defined in the Glossary.

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II.	Why AM I Subject to the code?

•	The Code applies to all of the Advisers’ Supervised Persons. For the purposes of the Code, the Advisers’ Supervised Persons are all Access Persons. Additionally, others may be designated as Access Persons if they:

o	have access to non-public information regarding any Client’s purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Client Account managed by the Adviser(s);

o	are involved in making Securities recommendations to Clients, or have access to such recommendations that are non-public for the Client Accounts managed by the Advisers);

o	make, participate in, or obtain information regarding Securities transactions in Affiliated Funds[4] or whose functions relate to making recommendations with respect to Affiliated Funds transactions; and/or

o	have access to non-public trading or securities holdings information of the Affiliated Funds.

Access Persons are full-time, part-time, and temporary employees, as well as consultants and interns who meet the criteria above. A Compliance Officer, in consultation with appropriate management as needed, determines if a person meets the criteria to be deemed an Access Person based on their role and responsibilities related to the Adviser. The determination is made upon hire and Access Persons are periodically reassessed to ensure they are appropriately classified. Pacific Life’s Enterprise Compliance department (“Enterprise Compliance”) maintains the Access Persons list in StarCompliance, and the Adviser periodically reviews the list for accuracy. Access Persons are subject to the Code in its entirety unless specifically stated otherwise.

III.	STATEMENT OF GENERAL PRINCIPLES

The Code is based on the principle that you, as an Access Person of the Adviser, owe a fiduciary duty of care, loyalty, honesty, and good faith to act in the best interests of our Clients. The Code sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your actions and your personal Securities transactions.

As a fiduciary to our Clients, you have a duty and requirement to:

•	Place the Clients’ interest first;

•	Conduct all personal transactions in accordance with this Code of Ethics and in compliance with applicable laws and regulations;

•	Avoid actual or potential conflicts of interest (or when this is not possible, fully disclose them to the Client) or any abuse of your position of trust and responsibility and not take inappropriate advantage of your position;

4 Affiliated funds are the Pacific Select Fund and the Pacific Life Investment Grade Trade Receivable Fund.

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•	Maintain the confidentiality of the identity of security holdings and financial circumstances of Clients;

•	Maintain your independence in the investment decision-making process;

•	Comply with applicable federal securities laws; and

•	Report any violations of this Code to the Chief Compliance Officer (“CCO”) promptly upon discovery.

You must not:

•	Shadow trades in a Client Account by duplicating a Client’s trades;

•	Front run a Client Account by trading Securities ahead of a Client;

•	Defraud, manipulate, or plan to defraud a Client Account; or

•	Trade a Security in a Personal Account where you have direct or indirect Beneficial Ownership if you have actual knowledge that the same Security is being considered for purchase or sale, or is being purchased or sold for a Client Account[5].

o	An investment professional who recommends a security for purchase or sale in a Client Account is presumed to have actual knowledge.

Investment professionals are portfolio managers, research analysts, traders or others who have responsibility for making either Securities recommendations or investment decisions for Client Accounts. In addition to the above, there are special considerations governing personal Securities transactions by investment professionals of an Adviser.

Investment professionals must not:

•	Take inappropriate advantage of your position by directly or indirectly using information concerning the investments in Client Accounts or influencing the investment decision-making process for Client Accounts for your own benefit;

•	Use assets in Client Accounts to affect the market in a way that benefits your Personal Accounts or in a manner that is detrimental to our Client Accounts. This includes causing or recommending a Client to take action or not to take action for your personal benefit;

•	Take an investment opportunity away from a Client Account which would have an adverse effect on the Client Account or would benefit your Personal Accounts;

•	Mislead a Client Account by making an untrue statement of a material fact or omit to state a material fact;

•	Delay taking appropriate action for a Client Account in order to avoid potential adverse consequences in your Personal Accounts; or

•	Engage in any manipulative practice with respect to Securities, including pricing manipulation.

5 Access Persons are not required to ask if a Security is being considered, or is being purchased or sold, for a Client Account.

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IV.	PROTECTION OF NON-PUBLIC INFORMATION

A.	Confidential Information

You may have access to non-public investment information (“NPII”) of the Adviser, which may include Securities recommendations, trades, or holdings. You must not disclose NPII except as required to carry out Securities transactions, or for other valid business reasons, providing appropriate confidentiality agreements have been executed, or for legal or regulatory requirements as permitted by applicable laws.

B.	Material Non-Public Information

While in the possession of Material Non-Public Information (“MNPI”) you are prohibited from trading the information for your accounts or on behalf of other accounts, or communicating this information to others, regardless of whether you obtained the information through the scope of your employment or elsewhere.

You must notify a PLFA Compliance Contact on Appendix 2 if you believe you have Material Non-Public Information.

C.	Insider Trading

You are subject to federal securities laws regarding insider trading. Employees of an Adviser or Pacific Life are subject to Pacific Life’s Insider Trading Policy (see Splash!).

D.	Restricted List

•	The PLFA restricted list applies to PLFA Access Persons.

o	PLFA’s CCO and PLFA Compliance together can determine on a case-by-case basis whether information should result in adding an issuer or security to the restricted list and the applicability of an issuer or security on the restricted list to PLFA Access Persons.

Access Persons who are Corporate Information Technology (“CIT”) personnel are not subject to a restricted list unless otherwise instructed.

A Restricted List may include an Issuer for a variety of reasons, including, but not limited to, the possession of MNPI. There is an absolute ban on personal Securities transactions in the Securities of these Issuers when they are present on the list.

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V.	WHAT ISN’T SUBJECT TO THE RESTRICTED LIST, PRECLEARANCE, AND REPORTING REQUIREMENTS?

A.	Exempt Securities

These types of securities are not subject to the preclearance or reporting requirements:

•	Direct obligations of the U.S. Government including U.S. Treasury Securities

•	Bank Certificates of Deposits (“CDs”), bankers’ acceptances, commercial paper, and other high quality Short Term Debt Instruments (with a maturity of less than one year), including repurchase agreements

•	Money market funds registered in the United States

•	Open-end Mutual Funds (except for those requiring preclearance. See VI.A. below)

•	Variable Annuities (except Pacific Life Variable Annuities invested in funds of Pacific Select Fund)

•	Unit Investment Trusts invested exclusively in one or more open-end Mutual Funds

B.	Exempt Accounts

These types of accounts are not subject to the restricted list, preclearance, or reporting requirements:

•	Accounts that limit holdings and transactions to Exempt Securities only

•	Accounts managed by a Robo-Advisor where the Access Person does not direct the Robo-Advisor to buy or sell specific securities. The Access Person does not exercise investment discretion and does not receive notice of specific transactions prior to execution. The Access Person does receive statements for these accounts.

•	Accounts in which you have no direct or indirect influence or control, including:

o	Accounts that are blind trusts. A blind trust typically consists of a legal arrangement in which a third-party fiduciary, such as a trustee or third-party manager, is given complete discretion to make investment decisions, subject to predetermined account guidelines, on behalf of the trust beneficiary. Beneficiaries of a blind trust have no knowledge of the transactions and holdings of the trust; or

o	Accounts managed by a trustee or third-party manager where the Access Person may provide high-level strategy, including investment objectives and guidelines, but does not direct the third-party to buy or sell specific securities. The Access Person does not exercise investment discretion and does not receive notice of specific transactions prior to execution. The Access Person does receive statements for these accounts.

For an account to qualify as being an exempt account in the case of a blind trust or managed by a trustee or third-party manager, Access Persons are required to:

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•	Give consent to the trustee or third-party manager to provide an annual statement or letter outlining the relationship to you as the Access Person and confirming you have no influence or control over the account.

•	Provide a certification at least annually, confirming you do not have influence or control over the account.

Exempt Accounts are subject to review by the CCO. The CCO may request, on a sample basis, reports of holdings and/or transactions made in an exempt account.

C.	Exempt Transactions

These types of transactions are not subject to the restricted list, preclearance, or reporting requirements:

•	Automatic, non-voluntary transactions such as stock dividends, dividend reinvestments, stock splits, reverse stock split, exercise of rights, merger or consolidation, spin-off or other similar corporate distribution or reorganization generally applicable to all holders of the same class of Securities

•	Tender offer or bond call that is applicable pro-rata to all stockholders or bond holders respectively

•	Transactions pursuant to an Automatic Investment Plan including transactions made directly with the Issuer in a direct stock purchase and dividend reinvestment plans (“DRIP”)

o	Any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is subject to the Restricted List and quarterly transaction reporting

•	Transactions reflecting the receipt of employer stock or Options by an employee resulting from an Employee Stock Purchase Plan (“ESPP”), Employee Stock Options (“ESO”) granted, or as a form of compensation

o	Any transaction to buy or sell employer stock or exercise Options is subject to the Restricted List and quarterly transaction reporting

VI.	What should i do before i trade a security?

1.	Make sure there are no restrictions on the Securities of the Issuer. See Section IV.D. for Restricted List instructions.

2.	Check the preclearance requirements table below to determine if you can trade the Security without preclearance authorization. If preclearance may be required, refer to the Preclearance Guide on StarCompliance for further instructions.

A.	Preclearance Requirements

IMPORTANT NOTE: Review each row. You may be subject to multiple preclearance requirements depending on the type of Access Person you are.

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Access Person Type	Preclearance Requirements
PLFA Access Persons	•	Initial Public Offers (“IPOs”) - Preclearance is required only on the initial offering of the Issuer. Transactions of the Issuer on the secondary market don’t require an additional preclearance approval.
	•	Private Placements - The initial commitment and/or transaction requires preclearance. Additional capital investments such as subsequent subscriptions (including capital calls related to the initial approved investment) do not require additional preclearance approval.
	•	Hedge Funds - The initial commitment and/or transaction requires preclearance. Subsequent investments after the initial transaction in the Hedge Fund do not require additional preclearance approval.
	•	Initial Coin Offering - The initial commitment and/or transaction requires preclearance. Subsequent investments after the initial transaction in the ICO do not require additional preclearance approval.
	•	Tokenized Instruments – Preclearance is required if the instrument will be held in an account with an approved broker and prohibited if held outside of an account with an approved broker (See Appendix 3 for list of approved brokers).
PLFA Access Persons (Excluding ERM Employees)	•	Transactions in Pacific Select Fund
	•	Transactions in Aristotle Series Trust Funds
	•	Transactions in unaffiliated mutual funds or ETFs held in PLFA directly managed Funds and PLFA managed sub-advised Funds (See Preclearance Guide on StarCompliance for applicable securities and exemptions)
	•	Transactions in derivatives or other instruments utilized to gain exposure to entities listed in the Preclearance Guide.

B.	How do I Request Preclearance?

If your proposed transaction requires preclearance, you must obtain approval prior to executing the transaction. PLFA Compliance will review preclearance requests and generally respond no later than the close of the next business day. If the transaction is approved, the approval is effective until the end of the following business day. If you don’t execute the transaction within the time period specified, you must resubmit the request for preclearance and obtain approval prior to executing the transaction.

Complete all information for transactions that require preclearance in StarCompliance. See below for additional instructions:

•	Preclearance requests other than Private Placements, Initial Coin Offerings, IPO’s, or Tokenized Instruments must be submitted through the “Trade Request” tile on the StarCompliance dashboard.

•	Private Placement preclearance requests must be submitted through the “Private Transaction” tile on the StarCompliance dashboard.

•	Contact a StarCompliance Contact for instructions to pre-clear Initial Coin Offerings or Initial Public Offerings.

Exemptions to preclearance requirements are outlined in Section V.

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C.	Blackout Periods For Securities Requiring Preclearance

Access Persons will generally not be granted preclearance to trade in a security when there is a pending buy or sell order for a Client in that same security. Additionally:

Access Persons (other than Investment Persons) will not be granted preclearance to trade in a security on the preclearance list within one business day after a Client trade occurs in the same security.

Investment Persons and individuals involved in the facilitation and/or execution of Client trades will generally not be granted preclearance to trade in a security on the preclearance list within seven calendar days after a Client trade occurs in the same security or within seven calendar days of a pending Client trade.

VII.	WHAT DO I NEED TO REPORT?

Reporting and certifications required under this section are to be completed in StarCompliance. Exceptions to the reporting requirements are outlined in Section VI.

A.	Initial Reporting for New Access Persons

Within 10 calendar days of becoming an Access Person, you must provide the following reports in StarCompliance:

•	Code of Ethics Certification

•	Brokerage accounts in which you are able to trade reportable securities

•	Holdings in reportable securities in which you have beneficial ownership

•	Pacific Select Fund investments in which you have beneficial ownership

B.	Quarterly Report of Securities Transactions

Within 30 calendar days of the calendar quarter end, you must disclose the following in StarCompliance:

•	Transactions during the quarter in Securities of which you have Beneficial Ownership.

•	Any changes or new investments in Pacific Select Fund funds.

C.	Annual Report of Securities Holdings and Accounts

•	Holdings and Accounts

Within 30 calendar days of the calendar year end, you must provide holdings in Securities of which you have Beneficial Ownership via StarCompliance. Holdings must be current as of a date that is no more than 45 calendar days prior to the date the report is submitted. You must also provide all your accounts, including the account number and name of any broker-dealer or bank where you hold Securities of which you have Beneficial Ownership, or are able to trade such Securities, unless the account only allows you to hold or trade Exempt Securities.

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•	Certification

The certification states that you have received a copy of and read and understand the Code and, to the best of your knowledge, you have disclosed, reported, or caused to be reported, the information required by the Code.

D.	Disclosure of New Reportable Accounts

You are required to disclose new accounts via StarCompliance as soon as practicable in order for Enterprise Compliance to establish a transaction feed from the broker to StarCompliance. You are responsible for reporting transactions if not included in the feed due to delayed reporting of a new account.

You are required to submit a consent form authorizing your broker(s) to send your account information, including all holdings and transactions, to StarCompliance, subject to the Reporting Exceptions in Section VI.

E.	Maintaining Accounts with Approved Brokers

Access Persons must maintain accounts with approved brokers. Approved brokers are listed on Appendix 3 and are subject to change. Exceptions must be approved by a PLFA Compliance Officer. Approved brokers support electronic feeds directly to StarCompliance.

New employees who are Access Persons must maintain their accounts with an approved broker. New employees who are Access Persons who have an existing account with a broker not on the approved broker list are required to transfer their accounts to an approved broker within a specified time period as determined by a PLFA Compliance Officer, usually within 90 days.

F.	StarCompliance Exceptions to Electronic Feeds

Any accounts that have reportable holdings or execute reportable transactions with firms that will not send electronic transaction feeds, including transfer agents and banks, must be approved by a PLFA Compliance Officer. You are responsible for reporting any transactions and holdings in StarCompliance as required by the Code.

VIII.	WHO CAN HELP ME WITH QUESTIONS?

Administrative or StarCompliance system (“StarCompliance”) questions should be directed to Enterprise Compliance.

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Questions related to the provisions of the Code should be directed to a member of PLFA’s Compliance Department. PLFA Compliance Contacts are listed in Appendix 2 along with the CCO.

Enterprise Compliance administers the StarCompliance system (“StarCompliance”). Certifications and other requirements related to the Code must be submitted in StarCompliance unless otherwise specified in the Code. Questions related to the StarCompliance system should be directed to a member of the Enterprise Compliance Department listed in Appendix 2.

IX.	REPORTING VIOLATIONS OF THE CODE

You are required to report any violations of the Code promptly to the CCO. This duty exists whether the violation or apparent violation is yours or that of another person subject to the Code. Reports of violations other than your own may be made anonymously and confidentially. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Information regarding anonymous reporting can be found on Splash!

Retaliation (e.g., termination, demotion, or discrimination) against an Access Person who reports a violation of the Code or who assists or participates with an investigation in good faith is prohibited and constitutes a further violation of this Code. Good faith does not require that you be correct about the occurrence of a suspected activity, but it does mean that you must tell the truth, as you know it, about the situation. For any questions relating to the reporting of violations of the Code, please contact the CCO.

X.	REVIEW AND ENFORCEMENT

A.	Review

The CCO or their designee reviews Initial and Annual Reports of Securities Holdings and Quarterly Transaction reports to determine if all provisions of the Code have been followed and whether any violation of the Code may have occurred. The review includes checking applicable Securities and transactions against the Restricted List and Clients’ trades, if required preclearance was obtained, and if initial, quarterly, and annual reports were received by the due date.

B.	Enforcement

•	Violation Determination

A determination of whether a violation of the Code has occurred will be made by the CCO. Before making a determination of whether a violation of the Code has occurred, the applicable Access Person will have an opportunity to supply additional information regarding the issue in question. Other parties may be consulted as deemed appropriate by the CCO.

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If you are uncomfortable with an interpretation, application of the Code, or determination made, you may appeal to the CCO or General Counsel.

•	Violation Consequences and Resolution

Once the CCO has determined that a violation of the Code has occurred, a memo outlining the details of the violation will be provided to appropriate management to notify them of the violation, with a copy to the Access Person. In addition, the Access Person may be subject to sanctions and other remedial actions, which may include, among other things, meeting with Compliance staff and/or the CCO, restrictions of personal Securities transactions, fines, disgorgement (including forfeiting any profits or absorbing any losses), suspension (with or without compensation), reassignment, demotion, and/or termination of employment. In certain circumstances, the Access Person will be referred to the appropriate government authorities and may be subject to civil, regulatory, or criminal sanctions.

In determining the applicable sanction or other remedial action, several factors may be considered, including, but not limited to: the severity of the violation, the frequency of the Access Person’s violations, whether any violation caused harm or the potential of harm to our Clients’ interests, the extent that the Access Person profited or benefited from the violation, the Access Person’s efforts to cooperate with the investigation, and the Access Person’s efforts to correct any conduct that led to the violation.

If the CCO or senior management determines that the material violation may involve a fraudulent, deceptive, or manipulative act, the Adviser will report its findings to the applicable Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

XI.	CONFIDENTIALITY

All reports and information submitted or obtained pursuant to this Code are treated as confidential; provided, however, that such information may be shared with management, the Law Department, internal and external auditors, regulators, or other persons as the CCO or CCO designee deems necessary.

XII.	TRAINING

Periodic training of the Code is required of all Access Persons. You will be notified of scheduled training sessions that you are required to complete.

XIII.	REVISIONS TO THE CODE

From time to time, this Code may be revised and updated. Any material changes to the Code will be reviewed and approved by the CCO. The new version of the Code will be

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distributed, or made available, to all Access Persons through StarCompliance. Access Persons must submit a certification indicating that he or she has received and has read and understood the amended Code.

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APPENDIX 1.     GLOSSARY

Beneficial Ownership – You are considered to have Beneficial Ownership of Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. In addition, you are the beneficial owner of Securities in which an immediate family member has beneficial interest. The following are examples of an indirect interest in Securities:

•	Securities held by members of your immediate family sharing the same household. Immediate family includes any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship. (You are presumed to have investment decision-making authority and therefore beneficial interest; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.)

•	Your interest as a general partner in Securities held by a general or limited partnership.

•	Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect interest in Securities held by a corporation, partnership, Limited Liability Company, or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment Control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held in or by a trust:

•	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

•	Your ownership of a vested beneficial interest in a trust.

•	Your status as a settlor of a trust unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Chief Compliance Officer (“CCO”) – An officer appointed as the Chief Compliance Officer of an entity.

Client/Client Account – Any account or fund managed by PLFA as investment adviser or sub-adviser. For the purposes of the Code, Client Accounts exclude accounts managed for the General Accounts of Pacific Life or Pacific Life & Annuity Company unless an Investment Management Agreement (“IMA”) is in place between Pacific Life and the Investment Adviser.

Closed-end Funds – A closed end fund is a publicly traded investment company that raises a fixed amount of capital through an Initial Public Offering (“IPO”). The fund is then structured, listed, and traded like a stock on a stock exchange.

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Compliance Officer –The term Compliance Officer includes the CCO or their designees who are empowered to resolve issues and review reports. See Appendix 2 for a list of Compliance Officers.

Control – When used within the context of Beneficial Ownership (as defined above) refers to the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting Securities of a company is presumed to control such company.

Cryptocurrency/Digital Currency – A digital representation of value, which the SEC describes as a decentralized, peer-to-peer virtual currency that is used like money. It can be exchanged for traditional currencies or used to purchase goods or services, usually online. Unlike traditional currencies, virtual currencies operate without central authority or banks and are not backed by any government. Examples include Bitcoin and Ether.

Equity – An equity security represents ownership interest held by shareholders in an entity (a company, partnership, or trust), realized in the form of shares of capital stock, which includes shares of both common and preferred stock. Holders of equity securities are typically not entitled to regular payments (though equity securities often do pay out dividends), but they are able to profit from capital gains when they sell the securities (assuming they've increased in value, naturally). Equity securities do entitle the holder to some control of the company on a pro rata basis, via voting rights. In the case of bankruptcy, they share only in residual interest after all obligations have been paid out to creditors.

Equivalent Security – An Equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion, or exchange of the given Security, (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

Exchange-traded Product (“ETP”) – A Security that tracks an index, a commodity, underlying security, or a basket of assets like an index fund, but trades like a stock on an exchange. ETPs experience price changes throughout the day as they are bought and sold.

Exempt Securities – These types of securities are not subject to the restricted list, preclearance, or reporting requirements:

•	Direct obligations of the U.S. Government including U.S. Treasury Securities

•	Bank Certificates of Deposits (“CDs”), bankers’ acceptances, commercial paper, and other high quality Short Term Debt Instruments (with a maturity of less than one year), including repurchase agreements

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•	Money market funds registered in the United States

•	Open-end Mutual Funds (except for those requiring Preclearance. See VI.A.)

•	Variable Annuities (except Pacific Life Variable Annuities invested in funds of Pacific Select Fund)

•	Unit Investment Trusts invested exclusively in one or more open-end Mutual Funds

Fixed Income Security - A fixed income security is an investment that provides a return in the form of fixed periodic payments and the eventual return of principal at maturity. Unlike a variable-income security, where payments change based on some underlying measure such as short-term interest rates, the payments of a fixed-income security are known in advance. The most common type of fixed income securities are bonds.

Hedge Fund – An aggressively managed portfolio of investments that uses advanced investment strategies such as leveraged, long, short, and derivative positions in both domestic and international markets with the goal of generating high returns (either in an absolute sense or over a specified market benchmark).

Initial Coin Offering – Initial coin offerings (also called ICOs or token sales) are used by individuals or entities to raise capital. Virtual coins or tokens are purchased with either traditional currencies or virtual currencies. After they are issued, virtual coins or tokens may be resold to others in a secondary market.

Typically, ICO’s will have the characteristics listed below that would classify it as a security and thus making it required for preclearance and as an ongoing reporting requirement.

A security is being offered where there is:

•	an investment of money

•	in a common enterprise

•	with an expectation of profit derived from the efforts of others.

Initial Public Offering (“IPO”) – Commonly known as a company's first sale of stock to the public, IPO is defined as an offering of Securities registered under the Securities Act of 1933, as amended, of an Issuer that was not, immediately before such registration, subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Issuer – A legal entity that has the power to issue and distribute a Security. Issuers include corporations, municipalities, foreign and domestic governments and their agencies, and investment trusts.

Material Non-Public Information – Material Non-Public Information is information that would affect the market value or trading of a security and that has not been disseminated to the general public. It is considered insider information.

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Pacific Life Fund Advisors LLC

Code of Ethics

Information is considered to be “material” if its dissemination to the public would likely affect the market value or trading price of an issuer’s securities (i.e. stock) or if it is information which, if disclosed, would likely influence a reasonable investor’s decision to purchase or sell an issuer’s securities.

Information is considered to be nonpublic when it has not been adequately disclosed to the general public. Information ceases to be material, nonpublic information only when it has been widely disseminated to the public or is no longer material.

Material, nonpublic information may include:

•	An issuer’s intention to launch a take-over bid, auction, public offering, private placement, stock repurchase, consolidation, or split;

•	A pending covenant default under an issuer’s (or one of its material subsidiaries’) credit facilities or trust indenture;

•	A pending resignation or dismissal of one or more senior executives of the issuer or one of its material subsidiaries;

•	A pending purchase or sale of a significant asset or business;

•	Another issuer’s intention to commence a take-over bid or propose a merger involving the issuer;

•	A pending significant legal or regulatory proceeding or settlement;

•	A pending ratings change;

•	A pending earnings release that is inconsistent with expectations.

Municipal Bond – A long-term debt instrument issued by a state or local government. It usually carries a fixed rate of interest, which is paid semiannually.

Municipal Note – A Short Term Debt Instrument of a state or local government. Most popular are revenue, bond, and tax anticipation notes.

Mutual Fund – An investment vehicle that is made up of a pool of funds collected from many investors for the purpose of investing in Securities such as stocks, bonds, money market instruments and similar assets. Mutual Funds are operated by money managers, who invest the fund's capital and attempt to produce capital gains and income for the fund's investors. A Mutual Fund's portfolio is structured and maintained to match the investment objectives stated in its prospectus. An open-end Mutual Fund is a type of Mutual Fund that does not have restrictions on the amount of shares the fund will issue. If demand is high enough, the fund will continue to issue shares no matter how many investors there are. Open-end funds also buy back shares when investors wish to sell. The majority of Mutual Funds are open-end.

Option – A contract between a buyer and a seller that gives the buyer the right, but not the obligation, to buy or sell a particular asset at a later day at an agreed upon price. Long Options will be valued at the amount paid (premium) to enter into the transaction. Short Options will be valued at their notional value (number of contracts x contract size x underlying Security price).

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Pacific Life Fund Advisors LLC

Code of Ethics

Pacific Select Fund – Shares of Pacific Select Fund (purchased via a Pacific Life or Pacific Life & Annuity Company variable annuity contract and/or variable life insurance policy).

Personal Accounts – Includes any Securities account (held at a broker-dealer, transfer agent, investment advisory firm, bank, or other financial services firm) in which an Access Person has a beneficial interest. This includes any accounts that may be opened in the future that become subject to the Code. Restrictions placed on transactions executed within a Personal Account also pertain to investments held outside of an account over which an Access Person has physical control or possession, such as stock certificates.

Private Placement – An offering of Securities that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2), Section 4(6), or Regulation D (Rules 501 through 506). Includes investments in privately held corporations, limited partnerships, limited offering, and tax shelter programs as well as a non-public offering in limited amounts available only to certain investors.

Robo-Advisor – Digital platforms that provide automated, algorithm-driven financial planning services with little to no human supervision. A typical robo-advisor collects information from clients about their financial situation and future goals through an online survey, and then uses the data to offer advice and/or automatically invest client assets.

Security - As defined under section 202(a) (18) of the Advisers Act:

Any note, stock, treasury stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, Option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, Option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Additional Clarifications to the Definition of Security

Securities include shares of Closed-end Funds, Exchange-Traded Products, futures contracts, forward contracts, and swaps. Securities do not include Cryptocurrencies or Digital Currencies.

Short Term Debt Instruments – Securities with a remaining maturity of 397 calendar days or less that have received a rating in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”)

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Pacific Life Fund Advisors LLC

Code of Ethics

Tokenized Instruments – Digital representations of instruments issued on a blockchain, allowing fractional or full ownership to trade and settle through distributed-ledger technology while reflecting the economic rights of the underlying issuer.

Unit Investment Trust – An investment vehicle registered with the SEC that purchases a fixed portfolio of Securities, such as corporate, Municipal or government bonds, mortgage-backed Securities, common stock, or preferred stock. The trust expires when the bonds mature or, in the case of equity funds, at a specified future date.

U.S. Treasury Securities – Direct obligations of the U.S. Government issued by the Department of the Treasury. Examples: Treasury bills, Treasury notes, Treasury bonds, Treasury inflation – indexed, and saving bonds.

Variable Annuity – A type of annuity contract that allows for the accumulation of capital on a tax-deferred basis. Variable annuities offer investors the opportunity to generate higher rates of returns by investing in equity and bond subaccounts.

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Pacific Life Fund Advisors LLC

Code of Ethics

APPENDIX 2.     CONTACTS

PLFA COMPLIANCE CONTACTS

Pacific Life Fund Advisors LLC

Laurene MacElwee (Chief Compliance Officer)

Michael Clifton (Designated Compliance Officer)

Justin Harris

STARCOMPLIANCE CONTACTS

Enterprise Compliance

Sonya Schindler

Phirun Pheap

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Pacific Life Fund Advisors LLC

Code of Ethics

APPENDIX 3.     APPROVED BROKERS

1.	Ameriprise Financial Services Inc

2.	Charles Schwab & Co

3.	Chase Investment Services Corp

4.	Davenport & Company

5.	E*TRADE Global

6.	Edward Jones

7.	Fidelity Investments

8.	Folio Investing

9.	Goldman Sachs

10.	Interactive Brokers

11.	Linsco Private Ledger

12.	Merrill Lynch

13.	Morgan Stanley Smith Barney

14.	National Financial Services Group

15.	OptionsXpress

16.	Pershing

17.	Raymond James

18.	RBC Wealth Management

19.	Robinhood

20.	Stifel Nicolaus

21.	TD Ameritrade

22.	UBS Financial Services

23.	Vanguard Brokerage Services

24.	Wells Fargo Advisors

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